Exhibit 99.1

Eiger BioPharmaceuticals Announces

Outlook and Planned 2022 Catalysts and Milestones

•	Phase 3 HDV D-LIVR (Lonafarnib) Study Topline Data Planned by End of 2022

•	Phase 3 HDV LIMT-2 (Peginterferon Lambda) Study Enrolling and Dosing

•	Phase 3 COVID-19 TOGETHER (Peginterferon Lambda) Study Topline Data 1H22

•	Zokinvy MAA CHMP Opinion Expected 1H22

•	Strong Cash Position of Approximately $106 Million

Palo Alto, Calif., January 6, 2022 /PRNewswire/ — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), a commercial-stage biopharmaceutical company focused on the development of innovative therapies to treat and cure Hepatitis Delta Virus (HDV) and other serious diseases, today provided the company’s outlook across multiple pipeline programs and operations, including planned 2022 catalysts and milestones.

“This is a pivotal year for Eiger as we plan for topline data from the landmark D-LIVR study by year end. D-LIVR is the largest trial conducted in HDV and if positive will support regulatory filings for Lonafarnib-based regimens,” said David Cory, President and CEO of Eiger. “HDV is a large unmet medical need with over 12 million people suffering from this devastating disease around the globe. Our second registration enabling clinical trial in HDV, LIMT-2, a Phase 3 study of Peginterferon Lambda, is now enrolling and dosing. Lonafarnib and Peginterferon Lambda are well positioned to become foundational therapies to treat and cure HDV.”

Program Highlights

HDV Platform

Lonafarnib for Hepatitis Delta Virus Infection

•	First-in-class, oral prenylation inhibitor

•	D-LIVR Phase 3 study with potential approval of two Lonafarnib-based regimens

•	All oral Lonafarnib / ritonavir and in combination with peginterferon alfa

•	Fully enrolled N=407

•	Topline data planned by end of 2022

Peginterferon Lambda for Hepatitis Delta Virus Infection

•	First-in-class well-tolerated interferon

•	Potential to be interferon of choice in HDV combination therapies

•	LIMT-2 Phase 3 study of Peginterferon Lambda monotherapy for HDV

•	Enrolling and dosing patients, targeting N=150

Avexitide for Rare Metabolic Disorders

•	Granted Breakthrough Therapy Designation for Congenital Hyperinsulinism (HI)

•	Granted Rare Pediatric Disease Designation for HI – PRV eligible

•	Phase 3 ready in 2022

Zokinvy® for Progeria and Processing-Deficient Progeroid Laminopathies

•	Successful U.S. commercial launch

•	Approximately 80% of identified U.S. patients converted to commercial supply

•	EMA review of MAA

•	Ongoing discussions with CHMP primarily focused on additional statistical analyses of clinical data; CHMP opinion expected in first half of 2022

Peginterferon Lambda for COVID-19 Infection

•	Novel mechanism of action, agnostic to variants and mutations

•	TOGETHER Phase 3 study enrolling, targeting N=1,600

•	Second positive interim futility analysis (N=1,003) completed in December 2021

•	Topline data planned in 1H22

Corporate

•	Appointed Kim Sablich, biopharma commercial expert, to Board of Directors

•	Appointed Erik Atkisson as General Counsel and Chief Compliance Officer

•	Cash, cash equivalents and investments of $106 million to begin 2022

About Eiger Eiger is a commercial-stage biopharmaceutical company focused on the development of innovative therapies to treat and cure Hepatitis Delta Virus (HDV) and other serious rare diseases. The Eiger HDV platform includes two first-in-class therapies in Phase 3 that target critical host processes involved in viral replication. All five Eiger rare disease programs have been granted FDA Breakthrough Therapy Designation.

For additional information about Eiger and its clinical programs, please visit www.eigerbio.com

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding our future financial condition, timing for and outcomes of clinical results, business strategy and plans and objectives for future operations, are forward-looking statements. Forward-looking statements are our current statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our anticipated significant milestones in 2022; the timing of our ongoing and planned clinical development; the sufficiency of our cash, cash equivalents and investments to fund our operations; expectations regarding the timing and availability of topline data from our Phase 3 D-LIVR study in HDV; the ability to fully enroll the Phase 3 LIMT-2 study; initiating a Phase 3 study for avexitide in congenital hyperinsulinism; the approval of Zokinvy in jurisdictions outside of the U.S., including the EU; and the potential of peginterferon lambda to be an effective therapy for newly diagnosed outpatients with COVID-19; and the possibility of success of any of our product candidates. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including additional applicable risks and uncertainties described in the “Risk Factors” sections in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and Eiger’s subsequent filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to Eiger and speak only as of the date on which they are made. Eiger does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

SOURCE Eiger BioPharmaceuticals, Inc.

Investors and Media:

Sri Ryali – CFO

Email: sryali@eigerbio.com

Phone: 1-650-272-6138